Proposal for EAU Technologies

Design strategic EAU bridge from current entrepreneurial state to larger enterprise

Four Week *Executive Assessment*®

Revised, March 14, 2006

Brand Velocity®

Executive Assessment®

Strategic Profiling®

Operational Reconstruction®

Focused on the Speed and Direction of Corporate Performance®

Table of Contents

EAU Technologies, Inc.
Executive Assessment®

Analyze current state and design strategy for future growth

About this Document

Brand Velocity, Inc. is pleased to offer the following proposal to help Gaylord Karren and EAU Technologies, Inc. executives synthesize the company's achievements to date, and create a strategic platform and corporate communication strategy for the future. This engagement will build upon initial and subsequent discussions between Gaylord Karren, Leo Montgomery, and Bill Casey, and integrate relevant EAU thinking and materials over a four-week period, to create a single document that communicates where EAU Technologies has been, where it is today, and its plan and vision for the future.

Our team is ready to start the engagement on March 28 and intend to complete it by April 24, 2006.

For further information not covered in this document, please contact:

Bill Casey
Chairman
(239) 216-1108
wpc@brandverlocity.com

Jack Bergstrand
Chief Executive Officer
(404) 358-6061
jb@brandvelocity.com

Brand Velocity, Inc.
Pinnacle Building
3455 Peachtree Road, N.E.
Suite 500
Atlanta, GA 30326

Our Understanding

EAU Technologies has made significant progress as a technology life sciences company and has developed systematic solutions for safe living using technologies for Electrolyzed Oxidative Water, Environmental Care and Share, Coating Systems, and KES Aerocide. These technologies have been commercialized to nourish, clean, disinfect and protect – through a variety of applications related to meats, agriculture, consumer and medical.

Gaylord Karren summarized that the proposed engagement would be a success if EAU Technologies could have a clearly articulated plan and communications strategy to make the bridge between its current entrepreneurial state and the next stage of professional development. To ensure this transition, EAU Technologies needs a focused strategy, prioritized markets and sales channels and well-defined go-to-market approach. To develop this transitional plan/ communication strategy requires a combination of experience and independence, with an understanding of well-established companies and start-up company realities.

This engagement needs to result in a single EAU Technologies communication strategy for customers, employees, investors and bankers – linked to a clearly articulated plan regarding future steps and future priorities.

Objectives and Scope

The objective of this engagement is to create a single strategic communications document for EAU Technologies that is under 50 pages in length and that clearly links the company's corporate strategy, go-to-market strategy and internal/external communication strategy.

This document must help synthesize management thinking and other relevant documents to create a single strategic path – past, present and future – for EAU Technologies. The ultimate purpose is to create the starting point for a living document that will help EAU Technologies position itself with current customers and investors as well as future customers and investors.

This engagement will be completed in four weeks at a guaranteed fee of $205,000 plus expenses.

Approach & Work Plan

Brand Velocity, Inc. will take a two phase approach to provide this assistance over a four-week calendar period:

Phase One: Interview key EAU Technologies executives, and analyze relevant documentation, as the basis for a clear corporate and marketing strategy

- Collect and integrate previous Board communications, business plan work, customer documents and investor communications
- Independently interview senior executives to receive independent perspectives on where the company has been, where it is today, and where it should go in the future
- Complete external research focused on better understanding key channel opportunities and strategies
- Develop preliminary frameworks for the company's corporate, marketing and channel strategies

Phase Two: Build upon the preliminary frameworks to develop a 50 page communications document that clearly articulates the EAU Technologies history, current state, and strategy / action plan for the future

- Articulate a clear view of the company's mission, strategy, primary objectives and values
- Clearly communicate where EAU Technologies has been, its current position, and its strategic action plan for the future
- Create a focused set of key 2006 initiatives, as a significant step toward where EAU Technologies intends to go in the future
- Socialize this document with key management, and adapt based on input, to create a "single version of the truth" regarding EAU Technologies' organizational game plan to create a major company in the future

Project Deliverables

The output of this engagement will be a single document, 50 pages or less, with recommendations and an action plan to create a strategic platform and corporate communication strategy for the future.

The project final deliverable will include the following work product:

- Clear articulation of EAU's mission, strategy, primary objectives and values
- Assessment of applicable market segments and service propositions to ensure definition of high-priority markets
- Market segment – Channel map to enable prioritization of distribution channels/ partners
- Within high-priority markets, identification of target customers
- For target customers, go-to-market strategies and operational plan for driving results through disciplined execution of channels and strategic partners
- Action plan with prioritized initiatives for 2006 that delivers goals for EAU Technologies, their customers/ partners, and their investors
- Communication strategy for sales, organization, and investment that defines EAU's current position, and its strategic action plan for the future

Key Assumptions

This proposal assumes that EAU Technologies will make its resources available to Brand Velocity, Inc. within an agreed timeframe, and that the scope of the engagement does not expand beyond what is currently envisioned. It is also assumed that Brand Velocity, Inc. personnel will work both at their Atlanta offices and EAU offices in Utah, and that workspace and facilities will be made available at EAU's offices when required. It is assumed that access to needed information will be made available on a timely basis. Brand Velocity, Inc. will make every reasonable accommodation for the schedules of EAU personnel during the engagement.

Timing and Fees

The proposed fee for this four week engagement is $205,000 USD, paid 50% in advance and 50% at the conclusion of the engagement, plus required travel expenses. Brand Velocity can be available March 28th to begin work on-site and can start immediately to finalize the project plan, begin reviewing available documents, and schedule interviews with key individuals.

Brand Velocity has included for review in the Appendix a work authorization for this engagement.

Summary

Thank you for this opportunity to propose assistance to EAU Technologies. We are excited about the potential for this project and our ability to assist you. We believe that a two-phased approach over four weeks can help to create a single strategic platform for EAU Technologies – to help focus key constituencies and company resources in the short term and build a stronger company in the longer term.

Appendix

Brand Velocity, Inc. Work Authorization

Dated: March ~~14,~~ 28 2006

In accordance with the Brand Velocity, Inc. Consulting Agreement dated March ~~14,~~ 28 2006, **EAU Technologies, Inc.** ("Client") hereby authorizes **Brand Velocity, Inc.** ("Consultant") to perform the following services in accordance with the terms, conditions, and covenants, set forth in the Agreement and in this Authorization:

Opportunity:

EAU Technologies, Inc. needs a clearly articulated strategic / communications plan to make the bridge between its current entrepreneurial state to the next stage of professional development. This will require that communications for customers, employees, investors and bankers are all integrated – linked to a clearly articulated plan regarding future steps and future priorities.

Services:

Consultant will conduct this engagement over a four week period to help client, as outlined in the proposal dated March ~~14,~~ 28 2006.

Reporting:

Consultant will review progress on an ongoing basis informally and through a mid-project and end-of-project reviews with Gaylord Karren and Leo Montgomery.

Compensation:

For services rendered, Client will pay to Consultant a fixed fee of $205,000 (USD), paid 50% in advance and 50% at the conclusion of the engagement, plus required travel expenses. This Work Authorization and Compensation is contingent and only effective upon client closing a financing from either Peter Ullrich or his Assignee the sum of not less than $4,000,000.

"Client"	"Consultant"
By: [signature]	By:
Gaylord Karren	Bill Casey
CEO	Chairman
EAU Technologies, Inc.	Brand Velocity, Inc.

(*) This Agreement is contingent and only effective upon client closing a financing and receiving from either Peter Ullrich or his assignee the sum of not less than $4,000,000.

Brand Velocity, Inc. Consulting Agreement

This Agreement ("Agreement") is made this ~~14th~~ 28th day of March, 2006 by and between **Brand Velocity, Inc.** ("Consultant") and **EAU Technologies, Inc.** ("Client"). The parties agree as follows:(*)

- **Scope of Work:** Consultant shall perform services for Client as requested by "Authorizations." Authorizations shall specify the terms and conditions of the services to be performed, signed by the Client and Consultant.
- **Compensation:** Client shall pay Consultant fees for services specified in the Authorization, to be paid upon receipt of invoices. In addition to specified fixed fees Client shall pay Consultant actual out-of-pocket travel expenses.
- **Access:** Client shall provide Consultant with access to Client's executives, information, personnel, and facilities deemed necessary by Consultant to complete the work specified in the Authorization. Throughout this process each party agrees not to directly or indirectly solicit for employment any associates.
- **Independent Contractor:** Client and Consultant will create an independent contractor relationship through the Authorization, and nothing shall be construed as creating an employer/employee relationship, partnership, joint venture, or other concerted action.
- **Liabilities:** Client agrees that advice dispensed by Consultant shall be but one factor that the Client considers when the Client makes final decisions. Client agrees that Consultant shall have no liability whatsoever as a result of their Client/Consultant relationship.
- **Confidentiality:** Each party agrees to hold the other party's confidential information in strict confidence and not to disclose such confidential information to third parties unless there is prior approval. Upon termination of this Agreement, Consultant shall return to Client all confidential materials collected from the Client in the course of the engagement.
- **Termination:** This Agreement may be terminated immediately by either party for any reason. Upon termination of this Agreement, Consultant shall be entitled to all unpaid expenses and the remaining unpaid balance owed to the Consultant by the Client.
- **Governing Law:** This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of ~~Georgia~~ Utah excluding conflict of law rules. If any provision shall be held illegal, invalid, or unenforceable, that provision shall be modified to the minimum extent necessary and the remaining provisions shall not be affected.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date first above written.

"Client"	"Consultant"
By: *Gaylord Karren*	By: *William P. Casey*
Gaylord Karren CEO EAU Technologies, Inc.	Bill Casey Chairman Brand Velocity, Inc.